Exhibit 4.44

EXECUTION VERSION

CEMEX LATAM HOLDINGS, S.A.

147,634,465 Shares*

Common Stock (€1.00 par value)

Purchase Agreement

November 6, 2012

Banco Bilbao Vizcaya Argentaria, S.A.

Vía de los Poblados s/n

Madrid, 28033 Spain

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Merrill Lynch, Pierce, Fenner & Smith

    Incorporated

One Bryant Park, 27th Floor

New York, NY 10036

Santander Investment Securities Inc.

45 East 53rd Street

New York, NY 10022

As Representatives of the Initial Purchasers

c/o Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Ladies and Gentlemen:

CEMEX LATAM HOLDINGS, S.A., a corporation organized under the laws of Spain (the “Company”) and a subsidiary of CEMEX España, S.A. (“CEMEX España”), which is an indirect subsidiary of CEMEX, S.A.B. de C.V. (“CEMEX”), proposes to sell to the several parties named in Schedule I hereto (the “Initial Purchasers”), for whom you (the “Representatives”) are acting as representatives, 147,634,465 shares of its common stock, €1.00 par value (“Common Stock”), of the Company (such shares of Common Stock to be sold by the Company, the “International Securities”). The Company also proposes to grant the Initial Purchasers the right to sell to the Company, and to require the Company to purchase (the “Put

*	Including the Put Option Securities.

Option”), up to 22,224,000 shares (the “Put Option Securities”) by the delivery of a Put Option Notice (as defined herein) within 30 days after the closing of the purchase of the International Securities pursuant to the terms hereof. To the extent there are no additional parties listed on Schedule I other than you, the term Representatives as used herein shall mean you as the Initial Purchasers, and the terms Representatives and Initial Purchasers shall mean either the singular or plural as the context requires. The use of the neuter in this Agreement shall include the feminine and masculine wherever appropriate. Certain terms used herein are defined in Section 24 hereof.

The sale of the International Securities to the Initial Purchasers will be made without registration of the Securities under the Act in reliance upon exemptions from the registration requirements of the Act.

It is understood that the Company is concurrently entering into several Contratos de Colocación al Mejor Esfuerzo (the “Leading Colombian Placement Agreements”) whereby it appoints BBVA Valores Colombia S.A. and Citivalores S.A. Comisionista de Bolsa (the “Leading Colombian Placement Agents”) as their agents for the placement of its Common Stock, to be offered and sold in Colombia by the Company pursuant to the Colombian Placement Agreements (the “Colombian Securities” and, together with the International Securities, the “Securities”). The Colombian Placement Agents will in turn enter into several placement agreements with other Colombian stockbrokers (the “Additional Colombian Placement Agents” and, together with the Leading Colombian Placement Agents, the “Colombian Placement Agents”) for the placement of the Colombian Securities (the “Additional Colombian Placement Agreements” and, together with the Leading Colombian Placement Agreements, the “Colombian Placement Agreements”). The Colombian Securities are equal to an aggregate of 22,753,535 shares of the Company’s Common Stock.

In connection with the sale of the Colombian Securities in Colombia, the Company has prepared (i) a preliminary information prospectus in Spanish, filed on September 10, 2012 (as amended or supplemented at the date hereof, including any and all exhibits thereto and any information incorporated by reference, the “First Colombian Preliminary Prospectus”) with the Superintendencia Financiera de Colombia (Colombian Financial Superintendency) (the “SFC”) and the Bolsa de Valores de Colombia (Colombian Stock Exchange) (the “Colombian Stock Exchange”), (ii) a preliminary information prospectus in Spanish, filed on October 5, 2012 (as amended or supplemented at the date hereof, including any and all exhibits thereto and any information incorporated by reference, the “Second Colombian Preliminary Prospectus”) with the SFC and the Colombian Stock Exchange, (iii) a preliminary information prospectus in Spanish, filed on October 12, 2012 (as amended or supplemented at the date hereof, including any and all exhibits thereto and any information incorporated by reference, the “Final Colombian Preliminary Prospectus” and, together with the First Colombian Preliminary Prospectus and the Second Colombian Preliminary Prospectus, the “Colombian Preliminary Prospectus”) with the SFC and the Colombian Stock Exchange, (iv) a final prospectus in Spanish, to be filed on November 7, 2012 (as amended or supplemented as of the Time of Sale, including any and all exhibits thereto and any information incorporated by reference, the “Colombian Final Prospectus”) with the SFC and the Colombian Stock Exchange, and (v) a notice announcing the opening of the book-building period (Aviso de Apertura del Libro de Ofertas) in Spanish (as amended or supplemented at the date hereof, including any and all exhibits thereto, the “Colombian Offering Notice”), dated October 29, 2012, which has been published in “La República” newspaper and the “Boletín Informativo” of the Colombian Stock Exchange.

In connection with the sale of the International Securities outside Colombia, the Company has prepared (i) a preliminary offering memorandum, dated October 19, 2012 (as amended or supplemented at the date hereof, including any and all exhibits thereto, the “Preliminary Memorandum”), and (ii) a final offering memorandum, dated November 6, 2012 (as amended or supplemented at the Time of Sale, including any and all exhibits thereto, the “Final Memorandum”). Each of the Colombian Preliminary Prospectus, the Colombian Final Prospectus, the Colombian Offering Notice, the Preliminary Memorandum and the Final Memorandum sets forth certain information concerning the Company and the Securities. The Company hereby confirms that it has authorized the use of the Disclosure Package, the Preliminary Memorandum and the Final Memorandum, and any amendment or supplement thereto, in connection with the offer and sale of the International Securities by the Initial Purchasers.

1. Representations and Warranties.

(a) The Company and CEMEX, jointly and severally, represent and warrant to, and agree with, each Initial Purchaser as set forth below in this Section 1.

(i) The Preliminary Memorandum, at the date thereof, did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of the Final Memorandum, the Final Memorandum did not, and on the Closing Date, will not (and together with any amendment or supplement thereto, at the date thereof and at the Closing Date, will not) contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company and CEMEX make no representation or warranty as to the information contained in or omitted from the Preliminary Memorandum or the Final Memorandum, or any amendment or supplement thereto, in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the Initial Purchasers through the Representatives specifically for inclusion therein, it being understood and agreed that the only such information furnished by or on behalf of any Initial Purchaser consists of the information described as such in Section 8(b) hereof. Except for certain additional information required to be included in the Colombian Preliminary Prospectus and the Colombian Final Prospectus under Colombian securities laws, there are no material differences between the disclosure included in each of (A) the Preliminary Memorandum and the Final Colombian Preliminary Prospectus and (B) the Final Memorandum and the Colombian Final Prospectus.

(ii) The Disclosure Package, as of the Time of Sale, does not contain any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with written information furnished to the Company by any Initial Purchaser through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Initial Purchaser consists of the information described as such in Section 8(b) hereof.

(iii) The Company has not distributed any offering material in connection with this offering of the International Securities other than the Disclosure Package and the Final Memorandum.

(iv) None of the Company, its Affiliates, or any person acting on its or their behalf (other than the Initial Purchasers and their respective Affiliates or the Colombian Placement Agents, as to which no representation is made) has, directly or indirectly, made offers or sales of any security, or solicited offers to buy, any security under circumstances that would require the registration of the Securities under the Act.

(v) None of the Company, its Affiliates, or any person acting on its or their behalf (other than the Initial Purchasers and their respective Affiliates, as to which no representation is made) has: (i) engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Securities in the United States or (ii) engaged in any directed selling efforts in the United States (within the meaning of Regulation S) with respect to the Securities.

(vi) The International Securities satisfy the eligibility requirements of Rule 144A(d)(3) under the Act.

(vii) The Company is a “foreign issuer” (as defined in Regulation S).

(viii) The Company is exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act.

(ix) The Company reasonably believes that there is no substantial U.S. market interest (as defined in Regulation S) in its Common Stock.

(x) No registration under the Act of the Securities is required for the offer and sale of the International Securities to or by the Initial Purchasers in the manner contemplated herein, in the Disclosure Package and in the Final Memorandum.

(xi) The Company is not, and after giving effect to the offering and sale of the International Securities and the application of the proceeds thereof as described in the Disclosure Package and the Final Memorandum will not be, an “investment company” as defined in the Investment Company Act.

(xii) The Company is not and does not currently expect to become a “passive foreign investment company” as defined in Section 1297 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(xiii) The Company has not paid or agreed to pay to any person any compensation for soliciting another to purchase any securities of the Company (except as contemplated in this Agreement and the Leading Colombian Placement Agreements).

(xiv) The Company has not taken, directly or indirectly, any action designed to or that has constituted or that might reasonably be expected to cause or result, under the Exchange Act, Colombian Law or otherwise, in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(xv) Each of the Company and its Significant Subsidiaries has been duly incorporated and is validly existing as a corporation (sociedad anónima) or limited liability company (sociedad limitada), as applicable, in good standing under the laws of the jurisdiction in which it is chartered or organized with full power and authority (corporate and other) to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Disclosure Package and the Final Memorandum, and, if applicable, is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction that requires such qualification.

(xvi) All the outstanding shares of capital stock of each Significant Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable, and, except as otherwise set forth in the Disclosure Package and the Final Memorandum, all outstanding shares of capital stock of such Significant Subsidiaries are owned by the Company either directly or through wholly owned subsidiaries free and clear of any security interest, claim, lien or encumbrance.

(xvii) The Company’s issued share capital (capital social suscrito y desembolsado) is as set forth in the Disclosure Package and the Final Memorandum; the capital stock of the Company conforms to the description thereof contained in the Disclosure Package and the Final Memorandum; the outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable; the International Securities have been duly authorized and, when issued and delivered to and paid for by the Initial Purchasers pursuant to this Agreement, will be fully paid and nonassessable; and the holders of outstanding shares of capital stock of the Company have validly and irrevocably waived their preemptive or other rights to subscribe for the Securities; and, except as set forth in the Disclosure Package and the Final Memorandum, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of capital stock of or ownership interests in the Company, are outstanding.

(xviii) The “pre-offering reorganization transaction” described under the heading “Arrangements Between Our Company and Related Parties” in the Disclosure Package and the Final Memorandum have been completed as described therein, and have not been modified in any material respect. Except as are disclosed in the Disclosure Package and the Final Memorandum, there are no agreements, undertakings or other arrangements between the Company and its subsidiaries on the one hand, and CEMEX or any of its Affiliates (other than the Company or any of its subsidiaries) on the other hand, that would impose any material obligation on, or could reasonably be expected to result in any material liability for, the Company or any of its Significant Subsidiaries.

(xix) The statements in the Disclosure Package and the Final Memorandum under the headings “Description of our Shares”, “Arrangements Between Our Company and Related Parties”, and “Taxation” fairly summarize the matters therein described in all material respects.

(xx) This Agreement has been duly authorized, executed and delivered by the Company.

(xxi) No consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with the transactions contemplated by this Agreement, except (A) such as may be required under the blue sky laws of any jurisdiction in which the International Securities are offered and sold, (B) a request for the registration of the Common Stock in the National Registry of Securities and Issuers, which was filed with the SFC and (C) compliance with the formalities provided by Spanish law for the Company to issue the Securities, which are as follows: (w) the formalization by the Company of the capital increase by means of a public deed granted before a Spanish notary public, (x) the filing thereof with the competent Spanish tax authorities as tax exempt of transfer tax (Impuesto de Transmisiones Patrimoniales y Actos Jurídicos Documentados), (y) the registration of such public deed with the Mercantile Registry of Madrid and (z) the filing of such public deed together with the document provided in Article 6 of the Company’s bylaws with DECEVAL for purposes of depositing the Securities therewith. The SFC has authorized the public offering of the Colombian Securities within Colombia. Such SFC authorization is in full force and effect as of the date hereof and will be in full force and effect at the Closing Date. Registration of the Common Stock has been made with the National Registry of Securities and Issuers and is in full force and effect as of the date hereof and will be in full force and effect at the Closing Date. An application for the listing of the Common Stock was filed with the Colombian Stock Exchange, and the Colombian Stock Exchange has approved the listing of the Common Stock for trading on such exchange. Such Colombian Stock Exchange approval is in full force and effect as of the date hereof and will be in full force and effect at the Closing Date.

(xxii) Except as disclosed in the Disclosure Package and the Final Memorandum, no governmental approvals are currently required in Spain in order for the Company to pay dividends, interest attributable to shareholders’ equity or other distributions declared by the Company to the holders of the Securities, and, under the current laws and regulations of Spain and any political subdivision thereof, any amounts payable with respect to the Securities (i) upon liquidation of the Company or upon redemption thereof and (ii) in the form of dividends or interest attributable to shareholders’ equity declared and payable on the Securities shall be declared in euros and paid by the Company in Colombian pesos that may be converted into foreign currency and freely transferred out of Colombia, as long as the transfer is made in accordance with applicable foreign exchange regulations. No such payments made to holders thereof or therein who are non-residents of Spain are subject to income, withholding or other taxes under laws and regulations of Spain or any political subdivision or taxing authority thereof or therein, and such payments will otherwise be free and clear of any other tax, duty, withholding or deduction in Spain or any political subdivision or taxing authority thereof or therein and without the necessity of obtaining any governmental authorization in Spain or any political subdivision or taxing authority thereof or therein as long as the transfer is made in accordance with applicable foreign exchange regulations, except as disclosed in the Disclosure Package and the Final Memorandum.

(xxiii) No Significant Subsidiary is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such Significant Subsidiary’s capital stock, or from repaying to the Company any loans or advances to such Significant Subsidiary from the Company, except as disclosed in the Disclosure Package and the Final Memorandum.

(xxiv) None of the execution and delivery of this Agreement and the documents executed and delivered in connection with Section 6(n) of this Agreement (together, the “Transaction Documents”), the issuance, offering and sale of the Securities, or the consummation of any other of the transactions contemplated in the Transaction Documents or in the Disclosure Package or the Final Memorandum, or the fulfillment of the terms of the Transactions Documents will conflict with, result in a breach or violation of or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, (i) the charter or by-laws or comparable constituting documents of the Company or any of its subsidiaries; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company or any of its subsidiaries is a party or bound or to which its or their property is subject; or (iii) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its subsidiaries or any of its or their properties, which conflict, breach, violation or imposition would, in the case of clauses (ii) and (iii) above, either individually or in the aggregate with all other conflicts, breaches, violations and impositions referred to in this paragraph (xxiv) (if any), have (a) a Material Adverse Effect (as defined herein) or (b) a material adverse effect upon the transactions contemplated herein.

(xxv) The combined historical financial statements and schedules of CEMEX Colombia and its subsidiaries, Cemento Bayano, S.A., CEMEX El Salvador, S.A. de C.V, Global Cement, S.A. and its subsidiaries, Equipos para Uso en Guatemala, S.A. and its subsidiaries and Cimento Vencemos do Amazonas, Ltda. (collectively, the “combined entities”) included in the Disclosure Package and the Final Memorandum present fairly in all material respects the financial condition, results of operations and cash flows of such entities on a combined basis as of the dates and for the periods indicated and have been prepared in conformity with International Financial Reporting Standards (“IFRS”) applied on a consistent basis throughout the periods involved (except as otherwise noted therein); the selected financial data set forth under the caption “Selected Combined Financial Information” in the Disclosure Package and the Final Memorandum fairly present, on the basis stated in the Disclosure Package and the Final Memorandum, the information included therein.

(xxvi) No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries or its or their property is pending or, to the best knowledge of the Company, threatened that (i) could reasonably be expected to have a material adverse effect on the performance of the Transaction Documents or the consummation of any of the transactions contemplated thereby or (ii) could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business (collectively the events described in (i) and (ii) above, a “Material Adverse Effect”), except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto after the Time of Sale).

(xxvii) Each of the Company and its subsidiaries owns or leases all such properties as are necessary to the conduct of its operations as presently conducted, except (a) for such properties the loss of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and (b) as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto after the Time of Sale).

(xxviii) Neither the Company nor any of its subsidiaries is in violation or default of (i) any provision of its charter or bylaws (estatutos sociales) or comparable constituting documents; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject; or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Company or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or such subsidiary or any of its or their properties, as applicable, except in the case of clauses (ii) and (iii) above, (a) for such violations or defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and (b) as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto after the Time of Sale).

(xxix) KPMG Cárdenas Dosal, S.C., who have audited the combined financial statements of the combined entities and delivered their report with respect thereto included in the Disclosure Package and the Final Memorandum, are independent public accountants with respect to the Company and its subsidiaries within the meaning of the Code of Ethics for Professional Accountants issued by the International Ethics Standards Board for Accountants (IESBA).

(xxx) There are no stamp or other issuance or transfer taxes or duties or other similar fees or charges required to be paid in connection with the execution and delivery of this Agreement or the issuance by the Company or sale of the International Securities to and by the Initial Purchasers.

(xxxi) The Company has filed all applicable tax returns that are required to be filed or has requested extensions thereof (except in any case in which the failure so to file would not have a Material Adverse Effect and except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto after the Time of Sale)) and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or as would not have a Material Adverse Effect and except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto after the Time of Sale).

(xxxii) No labor problem or dispute with the employees of the Company or any of its subsidiaries exists or, to the Company’s knowledge, is threatened or imminent, and the Company and CEMEX are not aware of any existing or imminent labor disturbance by the employees of any of the Company’s or its subsidiaries’ principal suppliers, contractors or customers, except as would not have a Material Adverse Effect and except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto after the Time of Sale).

(xxxiii) The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; all policies of insurance and fidelity or surety bonds insuring the Company or any of its subsidiaries or any of their respective businesses, assets, employees, officers and directors are in full force and effect as part of either group-wide or country specific insurance policies; the Company and its subsidiaries are in compliance in all material respects with the terms of such policies and instruments; there are no material claims by the Company or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; neither the Company nor any of its subsidiaries has been refused any material insurance coverage sought or applied for; and neither the Company nor any of its subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto after the Time of Sale).

(xxxiv) The Company and its subsidiaries possess all licenses, certificates, permits and other authorizations issued by all applicable regulatory authorities necessary to conduct their respective businesses, except (a) to the extent that the failure to possess such license, certificate, permit or authorization would not reasonably be expected to have a Material Adverse Effect and (b) as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement after the Time of Sale), and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto after the Time of Sale).

(xxxv) The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company and its subsidiaries’ internal controls over financial reporting are effective and the Company and its subsidiaries are not aware of any material weakness in their internal control over financial reporting.

(xxxvi) The Company and its subsidiaries (i) are in compliance with any and all applicable laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”); (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) have not received notice of any actual or potential liability under any Environmental Law, except where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals, or liability would not, individually or in the aggregate, have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto after the Time of Sale).

(xxxvii) In the ordinary course of its business, the Company periodically reviews the effect of Environmental Laws on the business, operations and properties of the Company and its subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties); on the basis of such review, the Company has reasonably concluded that such associated costs and liabilities would not, singly or in the aggregate, have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto after the Time of Sale).

(xxxviii) All of the Significant Subsidiaries of the Company are listed on Annex A attached hereto.

(xxxix) The operations of the Company and each of its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(xl) None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or Affiliate of the Company or any of its subsidiaries is currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering of the International Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(xli) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or Affiliate of the Company is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and the Company, its subsidiaries and, to the knowledge of the Company, its Affiliates have conducted their respective businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

Any certificate signed by any officer of the Company and delivered to the Representatives or counsel for the Initial Purchasers in connection with the offering of the Securities shall be deemed a representation and warranty by the Company and CEMEX, as to matters covered thereby, to each Initial Purchaser.

2. Purchase and Sale.

(a) Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to sell to each Initial Purchaser, and each Initial Purchaser agrees, severally and not jointly, to purchase from the Company, at a purchase price of U.S.$6.75 per International Security (equivalent to Col$12,250 per International Security based on the Representative Market Exchange Rate of Col$1,814.99 per U.S. dollar published on November 6, 2012 by the Colombian Financial Superintendency), the number of International Securities set forth opposite such Initial Purchaser’s name in Schedule I hereto.

(b) Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company hereby grants to the several Initial Purchasers the right to sell to the Company, and to require the Company to purchase (at the Initial Purchasers’ discretion) the Put Option Securities at a purchase price equal to the U.S. dollar equivalent of Col$12,250 based on the Representative Market Exchange Rate of Colombian pesos per U.S. dollar published on the date of the Put Option Notice by the Colombian Financial Superintendency) (the “Put Option Price”). The option may be exercised in whole or in part at any time on or before the 30th day after the closing of the purchase of the International Securities pursuant to the terms hereof (the “Put Option Period”) upon written or telegraphic notice by the Representatives to the Company setting forth the number of Put Option Securities upon which the several Initial Purchasers are exercising the put option and the settlement date (the “Put Option Notice”). The number of Put Option Securities to be purchased by the Company from each Initial Purchaser shall be the same percentage of the total number of Put Option Securities to be purchased by the Company as such Initial Purchaser is purchasing of the International Securities, subject to such adjustments as the Representatives in their absolute discretion shall make to eliminate any fractional Put Option Securities.

3. Delivery and Payment.

(a) Delivery of and payment for the International Securities shall be made at 11:00 A.M., New York City time, on November 15, 2012, or at such time on such later date not more than three Business Days after the foregoing date as the Representatives shall designate, which date and time may be postponed by agreement among the Representatives, the Company or as provided in Section 9 hereof (such date and time of delivery and payment for the International Securities being herein called the “Closing Date”). Delivery of the International Securities shall be made for the benefit of the several Initial Purchasers through the facilities of the Depósito Centralizado de Valores in Colombia (“DECEVAL”) for the respective accounts of the individual investors purchasing International Securities against payment by or on behalf of the several Initial Purchasers of the purchase price of the International Securities, as set forth in Section 2(a) above (the “Purchase Price”), being sold by the Company to or upon the order of the Company by wire transfer payable in same-day funds to the account specified by the Company, which shall be the Company’s U.S. dollar account.

Citigroup Global Markets Inc. (“CGMI”), in representation of the Initial Purchasers, is concurrently entering into (i) a Contrato de Encargo Fiduciario Irrevocable de Administración with the Company and Cititrust Colombia S.A. (“Cititrust”), whereby Cititrust is appointed as settlement agent to instruct DECEVAL to deliver the International Securities, upon confirmation by the Company of receipt of the Purchase Price; and (ii) Contratos de Encargo Fiduciario with each of Cititrust and Corpbanca Investment Trust Colombia Sociedad Fiduciaria S.A., to receive payments of the Purchase Price from the Initial Purchasers on behalf of investors purchasing the International Securities and transferring such amounts immediately upon receipt on the Closing Date to the Company. Each of the other initial purchasers acknowledges that CGMI will execute the foregoing agreements in its capacity as billing and delivery agent in order to consummate the transaction contemplated by this agreement.

The respective Initial Purchasers will pay any additional stock transfer taxes involved in further transfers.

(b) Delivery of and payment for the Put Option Securities shall be made at such date and time as indicated in the Put Option Notice or on such later date not more than three Business Days after the date indicated in the Put Option Notice as the Representatives shall designate, which date and time may be postponed by agreement among the Representatives and the Company (such date and time of delivery and payment for the Put Option Securities being herein called the “Put Option Closing Date”). Delivery of the Put Option Securities shall be made to the Company through the facilities of DECEVAL against payment by the Company of the Put Option Price per Put Option Security being sold by the Initial Purchasers to or upon the order of the Initial Purchasers by wire transfer payable, in accordance with instructions in the Put Option Notice, to the accounts specified by the Initial Purchasers.

4. Offering by Initial Purchasers.

(a) Each Initial Purchaser acknowledges that the Securities have not been and will not be registered under the Act and may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Act.

(b) Each Initial Purchaser, severally and not jointly, represents and warrants to and agrees with the Company that:

(i) it has not offered or sold, and will not offer or sell, any Securities within the United States as part of its distribution at any time except:

(A) to those it reasonably believes to be “qualified institutional buyers” (as defined in Rule 144A under the Act) or

(B) in accordance with Rule 903 of Regulation S;

(ii) neither it nor any person acting on its behalf has made or will make offers or sales of the Securities in the United States by means of any form of general solicitation or general advertising (within the meaning of Regulation D);

(iii) in connection with each sale pursuant to Section 4(b)(i)(A), it has taken or will take reasonable steps to ensure that the purchaser of such Securities is aware that such sale may be made in reliance on Rule 144A;

(iv) neither it, nor any of its Affiliates nor any person acting on its or their behalf has engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities;

(v) it is an “accredited investor” (as defined in Rule 501(a) of Regulation D);

(vi) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any Securities, in circumstances in which Section 21(1) of the FSMA does not apply to the Company;

(vii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom; and

(viii) any Put Option Securities will be limited to only those shares of Common Stock purchased by it on the Colombian Stock Exchange in connection with its stabilization activities (as described in the “Plan of Distribution” section of the Disclosure Package and the Final Memorandum).

5. Agreements.

(a) The Company and CEMEX agree with each Initial Purchaser that:

(i) The Company will furnish to each Initial Purchaser and to counsel for the Initial Purchasers, without charge, during the period referred to in Section 5(a)(iii) below, as many copies of the materials contained in the Disclosure Package and the Final Memorandum and any amendments and supplements thereto as they may reasonably request.

(ii) The Company will not amend or supplement the Disclosure Package or the Final Memorandum without the prior written consent of the Representatives, which consent may not be unreasonably withheld.

(iii) If at any time prior to the earlier of (a) the completion of the sale of the International Securities by the Initial Purchasers (as determined by the Representatives and communicated to the Company) and (b) twelve months after the date of the Final Memorandum, any event occurs as a result of which the Disclosure Package or the Final Memorandum, as then amended or supplemented, would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made or the circumstances then prevailing, not misleading, or if it should be necessary to amend or supplement the Disclosure Package or the Final Memorandum to comply with applicable law, the Company will promptly (i) notify the Representatives of any such event; (ii) subject to the requirements of Section 5(a)(ii), prepare an amendment or supplement that will correct such statement or omission or effect such compliance; and (iii) supply any supplemented or amended Disclosure Package or Final Memorandum to the several Initial Purchasers and counsel for the Initial Purchasers without charge in such quantities as they may reasonably request.

(iv) Without the prior written consent of the Representatives, neither the Company nor CEMEX have given and will not give to any prospective purchaser of the International Securities any written information concerning the offering of the International Securities other than materials contained in the Disclosure Package, the Final Memorandum or any other offering materials prepared and distributed by or with the prior written consent of the Representatives.

(v) The Company will arrange, if necessary, for the qualification of the International Securities for sale by the Initial Purchasers under the securities or blue sky laws of the several states and the laws of such other jurisdictions as the Representatives may designate (including Japan and certain provinces of Canada) and will maintain such qualifications in effect so long as required for the sale of the International Securities; provided that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the International Securities, in any jurisdiction where it is not now so subject. The Company will promptly advise the Representatives of the receipt by the Company of any notification with respect to the suspension of the qualification of the International Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

(vi) The Company will not, and will not permit any of its Affiliates to, resell any Securities that have been acquired by any of them, except (a) in a transaction registered under the Act or (b) in a transaction exempt from the registration requirements under the Act if such transaction does not cause the holding periods under Rule 144 under the Act to be extended for other holders of Securities.

(vii) None of the Company, its Affiliates, or any person acting on its or their behalf will, directly or indirectly, make offers or sales of any security, or solicit offers to buy any security, under circumstances that would require the registration of the Securities under the Act.

(viii) None of the Company, its Affiliates, or any person acting on its or their behalf will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities.

(ix) None of the Company, its Affiliates, or any person acting on its or their behalf will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Securities in the United States.

(x) For so long as any of the Securities are outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Act, the Company, during any period in which it is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act or it is not exempt from such reporting requirements pursuant to and in compliance with Rule 12g3-2(b) under the Exchange Act, will provide to each holder of such restricted securities and to each prospective purchaser (as designated by such holder) of such restricted securities, upon the request of such holder or prospective purchaser, any information required to be provided by Rule 144A(d)(4) under the Act. This covenant is intended to be for the benefit of the holders, and the prospective purchasers designated by such holders, from time to time of such restricted securities.

(xi) Prior to the Closing Date, the Company will have complied with the formalities provided by Spanish law for the Company to issue the Securities, which are as follows: (a) the formalization by the Company of the capital increase by means of a public deed granted before a Spanish notary public, (b) the filing thereof with the competent Spanish tax authorities as tax exempt of transfer tax (Impuesto de Transmisiones Patrimoniales y Actos Jurídicos Documentados), (c) the registration of such public deed with the Mercantile Registry and (d) the filing of such public deed together with the document provided in Article 6 of the Company’s bylaws with DECEVAL for purposes of depositing the Securities therewith.

(xii) The Company will cooperate with the Representatives and use its best efforts to permit the Securities to be eligible for clearance and settlement through DECEVAL.

(xiii) The Company and its subsidiaries will not for a period of 180 days following the Time of Sale, without the prior written consent of the Representatives (which consent shall not be unreasonably withheld), directly or indirectly, offer, sell, contract to sell, pledge, otherwise dispose of, enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Company or any subsidiary of the Company or any person in privity with the Company or any subsidiary of the Company of, file (or participate in the filing of) a registration statement with the Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act in respect of, any shares of capital stock of the Company or any securities convertible into, or exercisable or exchangeable for, shares of capital stock of the Company (other than the Securities), or publicly announce an intention to effect any such transaction; provided, however, that the Company may issue and sell Common Stock pursuant to any employee stock option plan, stock ownership plan or dividend reinvestment plan of the Company described in the Disclosure Package and the Final Memorandum and in effect at the Time of Sale, and the Company may issue Common Stock issuable upon the conversion of securities or the exercise of warrants outstanding at the Time of Sale and described in the Disclosure Package and the Final Memorandum.

(xiv) The Company will not take, directly or indirectly, any action designed to, or that has constituted or that might reasonably be expected to, cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(xv) The Company will, for a period of twelve months following the Time of Sale, furnish to the Representatives (i) all reports or other communications (financial or other) generally made available to its shareholders, and deliver such reports and communications to the Representatives as soon as they are available, unless such documents are furnished to or filed with the Commission, the SFC or the Colombian Stock Exchange or any securities exchange on which any class of securities of the Company is listed and generally made available to the public and (ii) such additional information concerning the business and financial condition of the Company as the Representatives may from time to time reasonably request (such statements to be on a consolidated basis to the extent the accounts of the Company and its subsidiaries are consolidated in reports furnished to its shareholders).

(xvi) The Company will deposit in a segregated account with one of the Initial Purchasers, and maintain in such account, through the earlier of (a) the settlement of the Put Option if any Put Option Notices are given or (b) the expiration of the Put Option Period; provided, however, that if a Put Option Notice is given prior to the expiration of the Put Option Period, then the Company shall maintain such account through the settlement of such Put Option, proceeds from the sale of the International Securities in an amount in U.S. dollars (equivalent to Col$12,250 per International Security based on the Representative Market Exchange Rate of Col$1,814.99 per U.S. dollar published on November 6, 2012 by the Colombian Financial Superintendency) multiplied by the number of Put Option Securities to fund the acquisition of the Put Option Securities upon exercise, if any, of the Put Option.

(b) The Company agrees to pay the costs and expenses relating to the following matters: (i) the preparation, printing or reproduction of the materials contained in the Disclosure Package and the Final Memorandum and each amendment or supplement to either of them; (ii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the materials contained in the Disclosure Package and the Final Memorandum, and all amendments or supplements to either of them, as may, in each case, be reasonably requested for use in connection with the offering and sale of the International Securities; (iii) any stamp or transfer taxes in connection with the original issuance and sale of the International Securities; (iv) the printing (or reproduction) and delivery of this Agreement, any blue sky memorandum and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the International Securities; (v) any registration or qualification of the International Securities for offer and sale under the securities or blue sky laws of the several states, Japan, the Netherlands, the provinces of Canada and any other jurisdictions specified pursuant to Section 5(a)(v) (including filing fees and the reasonable and documented fees and expenses of counsel for the Initial Purchasers relating to such registration and qualification); (vi) the transportation and other expenses incurred by or on behalf of Company representatives in connection with presentations to prospective purchasers of the International Securities; (vii) the fees and expenses of the Company’s accountants and the fees and expenses of counsel (including local and special counsel) for the Company; and (viii) all other costs and expenses incident to the performance by the Company of its obligations hereunder; provided, however, that any costs and expenses related to the settlement agent described in Section 3(a) above shall be paid by the Initial Purchasers.

(c) The Company agrees to reimburse the Representatives, on behalf of the Initial Purchasers, for all their reasonable and documented expenses incurred in connection with the sale of the Securities provided for herein (including, without limitation, reasonable and documented fees, disbursements and expenses of legal advisors for the Initial Purchasers, provided that such fees, disbursements and expenses of legal advisors for the Initial Purchasers shall not exceed the amount of U.S.$1.0 million).

(d) Each Initial Purchaser that is not a tax resident in Spain hereby agrees to provide the Company prior to the Closing Date with a certificate of tax residence within the meaning of the double taxation treaty entered into between their jurisdiction of tax residence and Spain, issued by the competent tax authority within the year prior to the Closing Date.

6. Conditions to the Obligations of the Initial Purchasers. The obligations of the Initial Purchasers to purchase the International Securities shall be subject to the accuracy of the representations and warranties of the Company contained herein at the Time of Sale, and the Closing Date, to the accuracy of the statements of the Company made in any certificates pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions:

(a) The Company shall have requested and caused Skadden, Arps, Slate, Meagher & Flom LLP, U.S. counsel for the Company, to furnish to the Representatives its opinion, tax opinion and negative assurance letter, each dated as of the Closing Date and addressed to the Representatives, substantially in the forms of Exhibit B-1, Exhibit B-2 and Exhibit B-3 hereto.

(b) The Company shall have requested and caused Gómez Pinzón Zuleta Abogados S.A., Colombian counsel for the Company, to furnish to the Representatives its opinion and negative assurance letter, each dated as of the Closing Date and addressed to the Representatives, substantially in the forms of Exhibit C-1 and Exhibit C-2 hereto.

(c) The Company shall have requested and caused Uría Menéndez Abogados S.L.P., Spanish counsel for the Company, to furnish to the Representatives its opinion dated as of the Closing Date and addressed to the Representatives, substantially in the form of Exhibit D hereto.

(d) The Company shall have requested and caused Mr. Camilo González, General Counsel for the Company, to furnish to the Representatives its opinion, subject to certain applicable exceptions, qualifications and conditions acceptable to the Representatives, dated as of the Closing Date and addressed to the Representatives, substantially in the form of Exhibit E attached hereto.

(e) The Company shall have requested and caused Skadden, Arps, Slate, Meagher & Flom (UK) LLP, special English counsel for the Company, to furnish to the Representatives its opinion, dated as of the Closing Date and addressed to the Representatives, substantially in the form of Exhibit F hereto.

(f) The Representatives shall have received from Cleary Gottlieb Steen & Hamilton LLP, U.S. counsel for the Initial Purchasers, such opinion or opinions and negative assurance letter, each dated as of the Closing Date and addressed to the Representatives, with respect to the issuance and sale of the Securities, the Disclosure Package, the Final Memorandum (as amended or supplemented as of the Closing Date) and other related matters as the Representatives may reasonably require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(g) The Representatives shall have received from Posse, Herrera & Ruiz Abogados S.A., Colombian counsel for the Initial Purchasers, such opinion or opinions and negative assurance letter, each dated as of the Closing Date and addressed to the Representatives, with respect to the issuance and sale of the Securities, the Disclosure Package, the Final Memorandum (as amended or supplemented as of the Closing Date) and other related matters as the Representatives may reasonably require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(h) The Company shall have furnished to the Representatives a certificate of the Company, signed by (x) the President of the Board or the Chief Executive Officer and (y) the principal financial or accounting officer of the Company, dated the Closing Date, to the effect that the signers of such certificate have carefully examined the Disclosure Package, the Final Memorandum and any supplements or amendments thereto, and this Agreement and that:

(i) the representations and warranties of the Company in this Agreement are true and correct on and as of the Closing Date with the same effect as if made on the Closing Date, and the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date; and

(ii) since the date of the most recent financial statements included in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto after the Time of Sale), there has been no material adverse change in the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto after the Time of Sale).

(i) The Company shall have furnished to the Representatives, at the date hereof and at the Closing Date, a certificate of the Company, signed by the Chief Executive Officer or principal financial or accounting officer of the Company, dated respectively as of the Time of Sale and as of the Closing Date, to the effect that the signers of such certificate have carefully examined the Disclosure Package, the Final Memorandum and any supplements or amendments thereto and that:

(i) the signer has compared the amounts identified in exhibit A to said certificate with the corresponding amounts included in or derived from the information of the Company as of and for the years ended December 31, 2010 and 2011, as of and for the six-month periods ended June 30, 2011 and 2012 and as of and for the three-months periods ended June 30, 2012 and 2011 and found them to be in agreement.

(ii) the signer has reviewed the amounts identified in exhibit B to said certificate and certifies that said amounts were prepared on a reasonable basis and in good faith based on the books and records of the Company and otherwise consistent with the audited combined financial statements of the Company as of and for the years ended December 31, 2011 and 2010, and as of and for the six-months periods ended June 30, 2012 and 2011.

(j) At the date hereof and at the Closing Date, the Company shall have requested and caused KPMG Cárdenas Dosal, S.C. to furnish to the Representatives letters, dated respectively as of the date hereof and as of the Closing Date, in form and substance satisfactory to the Representatives, substantially in the form of Exhibit G hereto

(k) Subsequent to the Time of Sale or, if earlier, the dates as of which information is given in the Disclosure Package (exclusive of any amendment or supplement thereto after the Time of Sale) and the Final Memorandum (exclusive of any amendment or supplement thereto after the Time of Sale), there shall not have been (i) any change or decrease specified in the letter or letters referred to in paragraph (i) and (j) of this Section 6; or (ii) any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its subsidiaries taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto after the Time of Sale), the effect of which, in any case referred to in clause (i) or (ii) above, is, in the sole judgment of the Representatives, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the International Securities as contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto after the Time of Sale).

(l) The Securities shall be eligible for clearance and settlement through DECEVAL.

(m) Prior to the Time of Sale, the Company shall have furnished to the Representatives a Lock-up Agreement substantially in the form of Exhibit A hereto from each director and member of senior management of the Company as disclosed in the Disclosure Package and the Final Memorandum and CEMEX España addressed to the Representatives.

(n) Prior to the Closing Date, the Company and CEMEX shall have furnished to the Representatives such further information, certificates and documents as the Representatives may reasonably request.

(o) The closing of the offering and sale of the Colombian Securities sold by the Company pursuant to the Colombian Offering Notice shall occur concurrently with the closing of the International Securities to be issued and sold by the Company pursuant to this Agreement.

(p) The Company shall have furnished or caused to be furnished to the Representatives certificates reasonably satisfactory to the Representatives evidencing the deposit with DECEVAL of the document provided by Article 6(3) of the Company’s bylaws.

(q) The Securities shall have been approved for listing on the Colombian Stock Exchange, subject only to notice of issuance at or prior to the Time of Sale.

(r) The Representatives shall have received from the Company evidence that (i) the Common Stock has been registered in the National Registry of Securities and Issuer (Registro Nacional de Valores y Emisores) administered by the SFC, (ii) the SFC has authorized the public offering of the Colombian Securities and (iii) the Securities have been listed on the Colombian Stock Exchange.

(s) At the date hereof, all the pre-offering reorganization transactions described in the Disclosure Package and the Final Memorandum shall have been completed.

If any of the conditions specified in this Section 6 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to the Representatives and counsel for the Initial Purchasers, this Agreement and all obligations of the Initial Purchasers hereunder may be cancelled at, or at any time prior to, the Closing Date by the Representatives. Notice of such cancellation shall be given to the Company in writing or by telephone or facsimile confirmed in writing.

The documents required to be delivered by this Section 6 will be delivered at the office of counsel for the Initial Purchasers, at Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York, 10006, Attention: Duane McLaughlin, Esq., on the Closing Date.

7. Reimbursement of Expenses. If the sale of the International Securities provided for herein is not consummated because any condition to the obligations of the Initial Purchasers set forth in Section 6 hereof is not satisfied, because of any termination pursuant to Section 10 hereof or because of any refusal, inability or failure on the part of the Company to perform any agreement herein or comply with any provision hereof other than by reason of a default by any of the Initial Purchasers, the Company will reimburse the Initial Purchasers severally through CGMI on demand for all expenses (including reasonable fees and disbursements of counsel) that shall have been incurred by them in connection with the proposed purchase and sale of the International Securities.

8. Indemnification and Contribution. (a) The Company and CEMEX, jointly and severally, agree to indemnify and hold harmless each Initial Purchaser, the directors, officers, employees, Affiliates and agents of each Initial Purchaser and each person who controls any Initial Purchaser within the meaning of either the Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Act, the Exchange Act or other U.S. federal or state statutory law or regulation, at common law or otherwise, or the laws, rules or regulations of Colombia and Spain, insofar as such losses, claims, damages or liabilities or actions in respect thereof arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Memorandum, the Final Memorandum, any Issuer Written Information, or any other written information used by or on behalf of the Company in connection with the offer or sale of the International Securities, or in any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and agree to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that neither the Company nor CEMEX will be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made in the Preliminary Memorandum or the Final Memorandum, or in any amendment thereof or supplement thereto, in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Initial Purchaser through the Representatives specifically for inclusion therein; it being agreed that the only such information furnished by or on behalf of the Initial Purchasers consists of the information described as such in Section 8(b). This indemnity agreement will be in addition to any liability that the Company or CEMEX may otherwise have.

(b) Each Initial Purchaser severally, and not jointly, agrees to indemnify and hold harmless the Company, each of its directors, each of its officers, and each person who controls the Company within the meaning of either the Act or the Exchange Act, to the same extent as the foregoing indemnity to each Initial Purchaser, but only with reference to written information relating to such Initial Purchaser furnished to the Company by or on behalf of such Initial Purchaser through the Representatives specifically for inclusion in the Preliminary Memorandum or the Final Memorandum, or in any amendment or supplement thereto. This indemnity agreement will be in addition to any liability that any Initial Purchaser may otherwise have. The Company acknowledges that (i) the statements set forth in the last paragraph of the cover page regarding delivery of the International Securities and (ii) under the heading “Plan of Distribution”, (A) the 12th paragraph related to short sales and stabilization transactions and (B) the 4th sentence of the 13th paragraph related to derivative transactions in the Disclosure Package and the Final Memorandum constitute the only information furnished in writing by or on behalf of the Initial Purchasers for inclusion in the Disclosure Package and the Final Memorandum or in any amendment or supplement thereto.

(c) Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel (including local counsel) of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel, other than local counsel if not appointed by the indemnifying party, retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel (including local counsel) to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the indemnifying party and/or other indemnified parties; (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action; or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. If none of the conditions in clauses (i) through (iv) in the preceding sentence are satisfied as to any indemnified party, it is understood that the indemnifying party shall, in connection with any one such action be liable for the reasonable fees and expenses of only one separate firm of attorneys in each jurisdiction (and in addition to any local counsel) at any time (other than reasonable overlapping of engagements) for all such indemnified parties. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and does not include any statement as to an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d) In the event that the indemnity provided in paragraph (a) or (b) of this Section 8 is unavailable to, or insufficient to hold harmless, an indemnified party for any reason, the Company and CEMEX, jointly and severally, and the Initial Purchasers severally agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending any loss, claim, damage, liability or action) (collectively “Losses”) to which the Company and one or more of the Initial Purchasers may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand, and by the Initial Purchasers on the other, from the offering of the International Securities. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Company and CEMEX, jointly and severally, and the Initial Purchasers, severally, shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company or any of its Affiliates on the one hand, and the Initial Purchasers on the other, in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. Benefits received by the Company shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by it, and benefits received by the Initial Purchasers shall be deemed to be equal to the total purchase discounts and commissions. Relative fault shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by or on behalf of the Company on the one hand, or the Initial Purchasers on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company and the Initial Purchasers agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation that does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), in no case shall any Initial Purchaser be responsible for any amount in excess of the purchase discount or commission actually received by such Initial Purchaser in respect of the International Securities purchased by such Initial Purchaser hereunder and no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 8, each person who controls an Initial Purchaser within the meaning of either the Act or the Exchange Act and each director, officer, employee, Affiliate and agent of an Initial Purchaser shall have the same rights to contribution as such Initial Purchaser, and each person who controls the Company within the meaning of either the Act or the Exchange Act and each officer and director of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this paragraph (d).

9. Default by an Initial Purchaser. If any one or more Initial Purchasers shall fail to purchase and pay for any of the International Securities agreed to be purchased by such Initial Purchaser hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Agreement, the remaining Initial Purchasers shall be obligated severally to take up and pay for (in the respective proportions which the number of International Securities set forth opposite their names in Schedule I hereto bears to the aggregate number of International Securities set forth opposite the names of all the remaining Initial Purchasers) the International Securities which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase; provided, however, that in the event that the aggregate number of International Securities which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase shall exceed 10% of the aggregate number of Securities set forth in Schedule I hereto, the remaining Initial Purchasers shall have the right to purchase all, but shall not be under any obligation to purchase any, of the International Securities, and if such nondefaulting Initial Purchasers do not purchase all the International Securities, this Agreement will terminate without liability to any nondefaulting Initial Purchaser or the Company. In the event of a default by any Initial Purchaser as set forth in this Section 9, the Closing Date shall be postponed for such period, not exceeding five Business Days, as the Representatives and the Company shall determine in order that the required changes in the Final Memorandum or in any other documents or arrangements may be effected. Nothing contained in this Agreement shall relieve any defaulting Initial Purchaser of its liability, if any, to the Company or any nondefaulting Initial Purchaser for damages occasioned by its default hereunder. Notwithstanding the foregoing, Banco Bilbao Vizcaya Argentaria S.A. shall not be required to purchase any International Securities pursuant to this Section 9 other than those sold pursuant to Regulation S.

10. Termination. This Agreement shall be subject to termination in the absolute discretion of the Representatives, by notice given to the Company prior to delivery of, and payment for, the International Securities, if at any time prior to such delivery and payment (i) trading in securities generally on the New York Stock Exchange or the Colombian Stock Exchange shall have been suspended or limited or minimum prices shall have been established on any such exchange; (ii) a banking moratorium shall have been declared either by U.S. federal or New York State authorities or by the authorities of Spain or Colombia; or (iii) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States, Spain or Colombia of a national emergency or war or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of the Representatives, impractical or inadvisable to proceed with the offering or delivery of the International Securities as contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

11. Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Company, CEMEX or their respective officers and of the Initial Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Initial Purchasers or the Company or CEMEX or any of the indemnified persons referred to in Section 8 hereof, and will survive delivery of and payment for the International Securities. The provisions of Sections 7 and 8 hereof shall survive the termination or cancellation of this Agreement.

12. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Representatives, will be mailed, delivered or telefaxed to the Citigroup General Counsel (fax no.: (212) 816-7912) and confirmed to Citigroup at 388 Greenwich Street, New York, New York 10013, Attention: General Counsel; if sent to the Company, will be mailed, delivered or telefaxed to +(34-91) 377-9648 and confirmed to it at Calle Hernández de Tejada 1, Madrid 28027, Spain, attention of the Legal Department.

13. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the indemnified persons referred to in Section 8 hereof and their respective successors, and, except as expressly set forth in Section 5(a)(x) hereof, no other person will have any right or obligation hereunder.

14. Jurisdiction. Each of the parties hereto agrees that any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby shall be instituted in any State or U.S. federal court in The City of New York and County of New York or in the courts of its own domicile in respect of actions brought against such party as a defendant, and waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the jurisdiction of such courts in any suit, action or proceeding and waives the right to any other jurisdiction that it may be entitled to by reason of its present or future domicile or other reason. Each of the Company and CEMEX hereby appoints CEMEX NY Corporation, 590 Madison Avenue, 41st Floor, New York, NY 10022, as its authorized agent (the “Authorized Agent”) upon whom process may be served in any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated herein that may be instituted in any of such courts. The Company and CEMEX hereby represent and warrant that the Authorized Agent has accepted such appointment and has agreed to act as said agent for service of process, and the Company and CEMEX agree to take any and all action, including the execution and filing of any and all documents that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon each of the Company and CEMEX.

15. Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company or CEMEX and the Initial Purchasers, or any of them, with respect to the subject matter hereof.

16. Applicable Law. This Agreement, and any claim, controversy or dispute relating to or arising out of this Agreement, will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

17. Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

18. No Fiduciary Duty. The Company and CEMEX hereby acknowledge that (a) the purchase and sale of the International Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the Initial Purchasers and any Affiliate through which they may be acting, on the other, (b) the Initial Purchasers are acting as principal and not as an agent or fiduciary of the Company or CEMEX and (c) the Company’s engagement of the Initial Purchasers in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity. Furthermore, the Company and CEMEX agree that they are solely responsible for making their own judgments in connection with the offering (irrespective of whether any of the Initial Purchasers has advised or is currently advising the Company and CEMEX on related or other matters). The Company and CEMEX agree that they will not claim that the Initial Purchasers have rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Company or CEMEX in connection with such transaction or the process leading thereto.

19. Currency. Each reference in this Agreement to U.S. dollars (the “relevant currency”), including by use of the symbol “U.S.$”, is of the essence. To the fullest extent permitted by law, the obligation of the parties hereto in respect of any amount due under this Agreement will, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the relevant currency that the party entitled to receive such payment may, in accordance with its normal procedures, purchase with the sum paid in such other currency (after any premium and costs of exchange) on the Business Day immediately following the day on which such party receives such payment. If the amount in the relevant currency that may be so purchased for any reason falls short of the amount originally due, the obligated party will pay such additional amounts, in the relevant currency, as may be necessary to compensate for the shortfall. Any obligation of the obligated party not discharged by such payment will, to the fullest extent permitted by applicable law, be due as a separate and independent obligation and, until discharged as provided herein, will continue in full force and effect.

20. Waiver of Immunity. To the extent that the Company has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment in aid or otherwise) with respect to itself or any of its property, the Company hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement.

21. Waiver of Tax Confidentiality. Notwithstanding anything herein to the contrary, purchasers of the International Securities (and each employee, representative or other agent of a purchaser) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of any transaction contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to the purchasers of the International Securities relating to such U.S. tax treatment and U.S tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

22. Taxes. Each payment of fees or expenses due to the Initial Purchasers under this Agreement shall, except as required by applicable law, be made without withholding or deduction for or on account of any taxes imposed by any jurisdiction. If any taxes are required to be withheld or deducted from any such payment, the Company shall pay such additional amounts as may be necessary to ensure that the net amount actually received by the Initial Purchasers after such withholding or deduction is equal to the amount that the Initial Purchasers would have received had no such withholding or deduction been required. At the reasonable request of the Initial Purchasers, the Company shall provide evidence of payment of taxes when due. Notwithstanding the above, the Company shall not pay any additional amounts with respect to any taxes that are withheld or deducted by reason of (i) the Initial Purchasers having any present or former connection with Spain other than its mere intervention in the offering of the Securities or (ii) the failure by the Initial Purchasers that are not tax resident in Spain to provide the Company, in advance of the Closing Date, with an original certificate of tax residence within the meaning of the double taxation treaty entered into between their jurisdiction of tax residence and Spain within the year prior to the Closing Date, as required under Section 5(d) above.

23. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

24. Headings. The section headings used herein are for convenience only and shall not affect the construction hereof.

25. Definitions. The terms that follow, when used in this Agreement, shall have the meanings indicated.

“Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Affiliate” shall have the meaning specified in Rule 501(b) of Regulation D.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in The City of New York, United States; Madrid, Spain or Bogotá, Colombia.

“Citigroup” shall mean Citigroup Global Markets Inc.

“Commission” shall mean the Securities and Exchange Commission.

“Disclosure Package” shall mean (i) the Preliminary Memorandum, as amended or supplemented at the Time of Sale, (ii) the number and the price to initial investors of the Securities on the front cover of the Final Memorandum and (iii) any Issuer Written Information that the parties expressly agree in writing to treat as part of the Disclosure Package.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Investment Company Act” shall mean the U.S. Investment Company Act of 1940, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Issuer Written Information” shall mean (i) any writings in addition to the Preliminary Memorandum that the parties expressly agree in writing to treat as part of the Disclosure Package, (ii) any “road show” that is a “written communication” within the meaning of the Act, (iii) any electronic road show or other written communication, in each case, of which a copy shall be furnished to the Representatives and counsel for the Initial Purchasers for review, and which shall not be made, prepared, used, authorized, approved or referred to if the Representatives reasonably object.

“Regulation D” shall mean Regulation D under the Act.

“Regulation S” shall mean Regulation S under the Act.

“Regulation S-X” shall mean Regulation S-X under the Act.

“Significant Subsidiary” means a subsidiary of the Company constituting a “Significant Subsidiary” of the Company in accordance with Rule 1-02(w) of Regulation S-X under the Act in effect on the date hereof.

“Time of Sale” shall mean 8:30pm EST, on November 6, 2012.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Company and the several Initial Purchasers.

Very truly yours,

CEMEX LATAM HOLDINGS S.A.

By:	/s/ Carlos Jacks
Name: Carlos Jacks
Title: CEO

CEMEX S.A.B DE C.V.

By:	/s/ Jaime Elizondo
Name: Jaime Elizondo
Title: Attorney-In-Fact

The foregoing Agreement is hereby confirmed and accepted as of the date first above written.

Banco Bilbao Vizcaya Argentaria S.A.

Citigroup Global Markets Inc.

Merrill Lynch Pierce, Fenner & Smith

  Incorporated

Santander Investment Securities Inc.

By: Banco Bilbao Vizcaya Argentaria S.A.

By:	/s/ Miguel Ángel Prieto
	Name:	Miguel Ángel Prieto
	Title:	Executive Director

By:	/s/ Elena Rúa
	Name:	Elena Rúa
	Title:	Vice President

Citigroup Global Markets Inc.

By:	/s/ J. Richard Blackett
	Name:	J. Richard Blackett
	Title:	Managing Director

Merrill Lynch Pierce, Fenner & Smith
Incorporated.

By:	/s/ Laurent Massart
	Name:	Laurent Massart
	Title:	Managing Director

Santander Investment Securities Inc.

By:	/s/ Marcio Souza
	Name:	Marcio Souza
	Title:	Managing Director

By:	/s/ Elias Ehrlich
	Name:	Elias Ehrlich
	Title:	Managing Director

For itself and the other several Initial Purchasers named in Schedule I to the foregoing Agreement.

SCHEDULE I

Initial Purchasers	Number of International Securities to be Purchased

Banco Bilbao Vizcaya Argentaria S.A.*	41,337,650

Citigroup Global Markets Inc.	41,337,650

Santander Investment Securities Inc.	41,337,650

Merrill Lynch Pierce, Fenner & Smith Incorporated	23,621,515

Total	147,634,465

*	Includes only Regulation S International Securities.

2

EXHIBIT A

[Letterhead of CEMEX España or Company member of senior management or director]

November [—], 2012

Banco Bilbao Vizcaya Argentaria, S.A.

Via de los Poblados s/n

Madrid, 28033 Spain

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Merrill Lynch, Pierce, Fenner & Smith

     Incorporated

One Bryant Park, 27th Floor

New York, NY 10036

Santander Investment Securities Inc.

45 East 53rd Street

New York, NY 10022

As Representatives of the Initial Purchasers

c/o Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Ladies and Gentlemen:

This letter is being delivered to you in connection with a proposed Purchase Agreement (the “Purchase Agreement”) between CEMEX LATAM HOLDINGS, S.A., organized under the laws of Spain (the “Company”) and each of you as representatives of a group of Initial Purchasers named therein, relating to an offering of shares of common stock, €1.00 par value (the “Common Stock”), of the Company.

In order to induce you and the other Initial Purchasers to enter into the Purchase Agreement, the undersigned will not, without the prior written consent of Banco Bilbao Vizcaya Argentaria S.A., Citigroup Global Markets Inc., Santander Investment Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of, enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any affiliate of the undersigned or any person in privity with the undersigned or any affiliate of the undersigned of, file (or participate in the filing of) a registration statement with the U.S. Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities

A-1

Exchange Act of 1934, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder in respect of, any shares of capital stock of the Company or any securities convertible into, or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction, for a period of 180 days after the date of the Purchase Agreement, other than shares of Common Stock disposed of as bona fide gifts approved by Citigroup Global Markets Inc.

If for any reason the Purchase Agreement shall be terminated prior to the Closing Date (as defined in the Purchase Agreement), the agreement set forth above shall likewise be terminated.

Very truly yours,

By:
Name:
Title:

A-2

EXHIBIT B-1, B-2 and B-3

[Opinion, tax and 10b-5 of Skadden, Arps, Slate, Meagher & Flom LLP, U.S. counsel for the Company]

B-1

EXHIBIT C-1 & C-2

[Gómez Pinzón Zuleta Abogados S.A., Colombian counsel for the Company]

C-1

EXHIBIT D

[Uría Menéndez Abogados S.L.P., Spanish counsel for the Company]

D-1

EXHIBIT E

[Mr. Camilo González, General Counsel for the Company]

E-1

EXHIBIT F

[Opinion of Skadden, Arps, Slate, Meagher & Flom (UK) LLP, special English counsel for the Company]

F-1

EXHIBIT G

[Comfort Letter from KPMG]

G-1

ANNEX A

Significant Subsidiaries

1.	CORPORACION CEMENTERA LATINOAMERICANA, S.L.

2.	CEMEX BOGOTA INVESTMENTS B.V.

3.	CEMEX CARIBE II INVESTMENTS B.V.

4.	CEMEX CARTAGENA INVESTMENTS B.V.

5.	CEMEX COLOMBIA S.A.

6.	CEMEX CONSTRUCCIONES S.A.S.

7.	CENTRAL DE MEZCLAS S.A.

8.	CEMEX TRANSPORTES DE COLOMBIA S.A.

9.	DIAMANTE TRANSPORTES LIMITADA (being liquidated)

10.	CEMEX ADMINISTRACIONES LIMITADA

11.	LOMAS DEL TEMPISQUE, S.R.L.

12.	CEMEX (COSTA RICA), S.A.

13.	DISTRIBUIDORA DE MATERIALES DIMACO, S.A.

14.	PAVIMENTOS ESPECIALIZADOS, S.A.

15.	CEMEX NICARAGUA, S.A.

16.	CEMEX EL SALVADOR, S.A. DE C.V.

17.	CEMENTO BAYANO, S.A.

18.	TECAS SIGLO XXI, S.A.

19.	GLOBAL CEMENT, S.A.

20.	EQUIPOS PARA USO DE GUATEMALA, S.A.

21.	GLOBAL CONCRETE, S.A.

22.	CEMENTOS DE CENTROAMERICA, S.A.

23.	GESTION INTEGRAL DE PROYECTOS, S.A.

24.	LINE, S.A. (being merged with and into EQUIPOS PARA ESO DE GUATEMALA, S.A.)

25.	CIMENTO VENCEMOS DO AMAZONAS, LTDA.

Annex A - 1